PROCEPT BioRobotics Reports Fourth Quarter and Full Year 2022 Results

REDWOOD CITY, Calif., February 28, 2023 -- PROCEPT® BioRobotics Corporation (Nasdaq: PRCT) (the “Company”), a surgical robotics company focused on advancing patient care by developing transformative solutions in urology, today reported financial results for the year ended December 31, 2022.

Recent Highlights

•Total revenue of $75.0 million for full year 2022, an increase of 118% compared to 2021
•Total revenue of $23.8 million for the fourth quarter of 2022, an increase of 135% compared to the prior year period
•U.S. system and rental revenue of $10.4 million for the fourth quarter of 2022, an increase of 109% compared to the prior year period
•U.S. handpiece and consumables revenue of $10.4 million for the fourth quarter of 2022, an increase of 202% compared to the prior year period
•Issued 2023 total revenue guidance of approximately $125 million

“We are very pleased with the results we delivered in 2022 and continue to see positive adoption heading into 2023,” said Reza Zadno, Chief Executive Officer. “We believe there are several positive factors which will allow us to continue to execute against our strategic growth plan in 2023, including an expanded field based commercial team, increased surgeon and patient interest, and securing contracts with many of the large IDNs. We believe these catalysts will further the adoption of our technology to become the standard of care for BPH.”

Fourth Quarter 2022 Financial Results

Revenue for the fourth quarter of 2022 was $23.8 million, an increase of 135% compared to the prior year period. U.S. system revenue was $10.4 million, an increase of 109% compared to the prior year period. Growth was influenced largely by strong underlying demand from high-volume BPH hospitals. As of December 31, 2022, the install base of AquaBeam Robotic Systems in the U.S. was 167 systems. U.S. handpiece and consumable revenue for the quarter was $10.4 million, an increase of 202% compared to the prior year period. International revenue was $2.0 million for the quarter, an increase of approximately 44% compared to the prior year period.

Gross margin for the fourth quarter 2022 was 45% compared to 45% in the prior year period. Gross margin in the fourth quarter of 2022 was negatively impact by approximately $0.7 million of inventory write-offs. The inventory write-offs were related to a lower manufacturing yield on certain components in the disposable handpiece. This issue was identified early in the fourth quarter of 2022 and resolved in the first quarter of 2023.

Operating expenses in the fourth quarter of 2022 were $35.7 million, compared with $21.3 million in the prior year period. The increase was primarily driven by increased selling, general and administrative expenses to expand the sales organization, increased variable compensation expense, and increased research and development expenses.

Total interest and other expense in the fourth quarter of 2022 was $3.1 million. The Company entered into a new five-year $52-million loan agreement in October 2022. As part of the refinancing, the Company recognized loan extinguishment charges of $3.3 million in the fourth quarter of 2022.

Net loss was $28.2 million for the fourth quarter of 2022, compared to a loss of $18.3 million in the prior year period. Adjusted EBITDA was a loss of $21.7 million for the fourth quarter of 2022, compared to a loss of $14.7 million in the prior year period.

Cash and cash equivalents as of December 31, 2022 totaled $221.9 million, while long-term borrowings totaled $52.0 million.

Full Year 2022 Financial Results

Revenue for the full year 2022 was $75.0 million, compared to $34.5 million for the full year 2021. The growth was primarily driven by increases in U.S. revenues, attributable to system placements and increased utilization.

Gross margin for full year 2022 was 49%, compared to 46% for the full year 2021. Gross margin improvement was primarily attributable to the growth in revenues.

Operating expenses were $117.8 million for the full year 2022, compared to $70.0 million for the full year 2021, an increase of 68% driven primarily by headcount increases and public company operating costs.

Net loss was $87.2 million for the full year 2022, compared to $59.9 million for the full year 2021. Adjusted EBITDA was a loss of $68.0 million for full year 2022, compared to a loss of $47.0 million for the full year 2021.

2023 Financial Guidance

•The Company projects revenue for the full year 2023 to be approximately $125 million, which represents 67% growth over the Company’s prior year revenue.
•The Company projects full year 2023 gross margin to be approximately 53%.
•The Company projects full year 2023 total operating expense of approximately $163 million.
•The Company projects full year 2023 Adjusted EBITDA loss to be approximately $70.5 million.

Adjusted EBITDA is a financial measure that is not prepared in accordance with generally accepted accounting principles in the United States (GAAP). For more information about the Company’s use of non-GAAP financial measures, please see the section below titled “Use of Non-GAAP Financial Measures (Unaudited).”

Webcast and Conference Call Information
PROCEPT BioRobotics will host a conference call to discuss the fourth quarter 2022 financial results after the market close on Tuesday, February 28, 2023, at 1:30 p.m. Pacific Time / 4:30 p.m. Eastern Time

Investors interested in listening to the conference call may do so by following one of the below links:
•Webcast link for interested listeners:
◦https://edge.media-server.com/mmc/p/pbyn22v3
•Dial-in registration for sell-side research analysts:
◦https://register.vevent.com/register/BIac8fb5d0a7e245dd9f8c5ad7c0b22c2e

Live audio of the webcast will be available on the “Investors” section of the company’s website at: https://ir.procept-biorobotics.com.

An archived recording will be available on the “Investors” section of the company’s website at: https://ir.procept-biorobotics.com. The webcasts will be available for replay for at least 90 days after the event.

About PROCEPT BioRobotics Corporation
PROCEPT BioRobotics is a surgical robotics company focused on advancing patient care by developing transformative solutions in urology. PROCEPT BioRobotics develops, manufactures and sells the AquaBeam Robotic System, an advanced, image-guided, surgical robotic system for use in minimally invasive urologic surgery with an initial focus on treating benign prostatic hyperplasia, or BPH. BPH is the most common prostate disease and impacts approximately 40 million men in the United States. PROCEPT BioRobotics designed Aquablation therapy to deliver effective, safe and durable outcomes for males suffering from lower urinary tract symptoms, or LUTS, due to BPH that are independent of prostate size and shape or surgeon experience. The Company has developed a significant and growing body of clinical evidence, which includes nine clinical studies and over 100 peer-reviewed publications, supporting the benefits and clinical advantages of Aquablation therapy.

Use of Non-GAAP Financial Measures (Unaudited)
This press release references Adjusted EBITDA, a financial measure that is not prepared in accordance with generally accepted accounting principles in the United States (GAAP). The Company defines Adjusted EBITDA as earnings before interest expense, taxes, depreciation and amortization and stock-based compensation. Non-GAAP financial measures are not a substitute for or superior to measures of financial performance prepared in accordance with GAAP and should not be considered as an alternative to any other performance measures derived in accordance with GAAP.

The Company believes that presenting Adjusted EBITDA provides useful supplemental information to investors about the Company in understanding and evaluating its operating results, enhancing the overall understanding of its past performance and future prospects, and allowing for greater transparency with respect to key financial metrics used by its management in financial and operational decision making. However, there are a number of limitations related to the use of non-GAAP measures and their nearest GAAP equivalents. For example, other companies may calculate non-GAAP measures differently, or may use other measures to calculate their financial performance, and therefore any non-GAAP measures the Company uses may not be directly comparable to similarly titled measures of other companies.

Forward Looking Statements
This release contains forward‐looking statements within the meaning of federal securities laws, including with respect to the Company’s projected financial performance for full year 2022, statements regarding the potential utilities, values, benefits and advantages of Aquablation® therapy performed using PROCEPT BioRobotics’ products, including AquaBeam® Robotic System, which involve risks and uncertainties that could cause the actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements.

Forward-looking statements are only predictions based on our current expectations, estimates, and assumptions, valid only as of the date they are made, and subject to risks and uncertainties, some of which we are not currently aware. Forward-looking statements may include statements regarding financial guidance, market opportunity and penetration, the Company’s possible or assumed future results of operations, including descriptions of the Company’s revenues, gross margin, profitability, operating expenses, installed base growth, commercial momentum, reimbursement coverage, overall business strategy, or information regarding the impact of the COVID-19 pandemic and other global events on the Company and its operations. Forward‐looking statements should not be read as a guarantee of future performance or results and may not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. These forward‐looking statements are based on the Company’s current expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward‐looking statements as a result of these risks and uncertainties. These risks and uncertainties are described more fully in the section titled “Risk Factors” in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including the Company’s annual report on Form 10-K filed with the SEC on March 22, 2022. PROCEPT BioRobotics does not undertake any obligation to update forward‐looking statements and expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward‐looking statements contained herein. These forward-looking statements should not be relied upon as representing PROCEPT BioRobotics’ views as of any date subsequent to the date of this press release.

Important Safety Information
All surgical treatments have inherent and associated side effects. For a list of potential side effects visit
https://aquablation.com/safety-information/

Investor Contact:
Matt Bacso, CFA
VP, Investor Relations and Business Operations
m.bacso@procept-biorobotics.com

PROCEPT BioRobotics Corporation
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Revenue	$23,777	$10,138	$75,014	$34,473
Cost of sales	13,101	5,622	37,929	18,608
Gross profit	10,676	4,516	37,085	15,865
Operating expenses:
Research and development	9,682	5,076	28,981	18,993
Selling, general and administrative	26,034	16,271	88,828	51,036
Total operating expenses	35,716	21,347	117,809	70,029
Loss from operations	(25,040)	(16,831)	(80,724)	(54,164)
Interest expense	(866)	(1,441)	(5,183)	(5,810)
Interest and other income, net	992	(76)	2,011	121
Loss on loan extinguishment	(3,258)	—	(3,258)	—
Net loss	$(28,172)	(18,348)	(87,154)	(59,853)
Net loss per share, basic and diluted	$(0.63)	$(0.42)	$(1.96)	$(3.63)
Weighted-average common shares used to
Compute net loss per share attributable to
Common shareholders, basic and diluted	44,770	43,540	44,400	16,480

PROCEPT BioRobotics Corporation
RECONCILIATION OF GAAP NET LOSS TO ADJUSTED EBITDA
(Unaudited, in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Net loss	$(28,172)	$(18,348)	$(87,154)	$(59,853)
Depreciation and amortization expense	663	763	2,841	3,324
Stock-based compensation expense	2,885	1,496	10,337	3,796
Interest (income) and interest expense, net	(320)	1,414	2,687	5,735
Loss on loan extinguishment	$3,258	$—	$3,258	$—
Adjusted EBITDA	$(21,686)	$(14,675)	$(68,031)	$(46,998)

PROCEPT BioRobotics Corporation
RECONCILIATION OF GAAP NET LOSS TO ADJUSTED 2023 EBITDA Guidance
(Unaudited, in thousands)

2023
Net loss	$(99,925)
Depreciation and amortization expense	5,025
Stock-based compensation expense	21,200
Interest (income) expense and other (income) expense, net	3,200
Adjusted EBITDA	$(70,500)

PROCEPT BioRobotics Corporation
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	December 31,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$221,859	$304,320
Restricted cash, current	777	—
Accounts receivable, net	15,272	4,464
Inventory	28,543	13,147
Prepaid expenses and other current assets	6,175	4,242
Total current assets	272,626	326,173
Restricted cash, non-current	3,038	777
Property and equipment, net	8,656	5,045
Operating lease right-of-use assets, net	23,481	3,279
Intangible assets, net	1,477	1,750
Other assets	51	—
Total assets	$309,329	$337,024

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$9,391	$2,029
Accrued compensation	13,447	6,475
Deferred revenue	2,855	1,025
Operating leases, current	2,129	2,105
Other current liabilities	7,468	4,608
Total current liabilities	35,290	16,242
Long-term debt	51,213	50,004
Operating lease , non-current	23,975	1,991
Loan facility derivative liability	1,779	1,496
Other non-current liabilities	—	200
Total liabilities	112,257	69,933

Stockholders’ equity:
Additional paid-in capital	545,753	528,666
Accumulated other comprehensive loss	(6)	(54)
Accumulated deficit	(348,675)	(261,521)
Total stockholders’ equity	197,072	267,091
Total liabilities and stockholders’ equity	$309,329	$337,024

PROCEPT BioRobotics Corporation
REVENUE BY TYPE AND GEOGRAPHY
(Unaudited, in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2022	2021	2022	2021
U.S.
System sales and rentals	$10,446	$5,007	$36,527	$19,375
Handpieces and other consumables	10,361	3,435	28,543	8,893
Service	957	302	2,698	680
Total U.S. revenue	21,764	8,744	67,768	28,948
Outside of U.S.
System sales and rentals	848	768	3,201	2,493
Handpieces and other consumables	904	475	3,273	2,634
Service	261	151	772	398
Total outside of U.S. revenue	2,013	1,394	7,246	5,525
Total revenue	$23,777	$10,138	$75,014	$34,473